Exhibit 99.1

NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611

FOR IMMEDIATE RELEASE

WATSON NAMES THOMAS RUSSILLO
AS PRESIDENT, U.S. GENERICS DIVISION

- Andrew Boyer Promoted to Senior VP, Sales and Marketing, U.S. Generics Division -

CORONA, CA – September 5, 2006 – Watson Pharmaceuticals, Inc., (NYSE: WPI) today announced the appointment of Thomas R. Russillo as Executive Vice President of the Corporation and President, U.S. Generics Division.

“I am delighted to welcome Tom into the Watson organization,” began Allen Chao, Ph.D., Chairman and Chief Executive Officer.  “I know Tom to be a talented and skillful leader, having worked with him for the last five months on integration planning related to our acquisition of Andrx.  He is a welcome addition to our senior management team.”

Mr. Russillo brings to Watson extensive strategic and operational experience, specifically in the areas of quality, operations, product development and sales and marketing.  As President, U.S. Generics Division, Mr. Russillo will have overall responsibility for the business, ensuring its continued growth and success.  He will report directly to Dr. Chao.

“Tom’s background and past success in managing organizations through integration, change and growth will prove to be of tremendous value to Watson as we look to integrate the Andrx organization, following the close of the transaction, implement our many strategic initiatives and take our generic business to the next level of growth,” Dr. Chao added.

He joins Watson following his position as President, Ben Venue Laboratories, a division of Boehringer Ingelheim, one of the world’s leading pharmaceutical companies.  Prior to Ben Venue, he held a number of senior positions with Baxter International, most recently as Managing Director, International Medical Technology.  While at Ben Venue he successfully transitioned the company from a small contract manufacturer of injectable products into the largest contract manufacturer and third largest U.S. marketer of multisource injectables.

Additionally, he is a past chairman of the National Association of Pharmaceutical Manufacturers and board member for the Generic Pharmaceutical Association. Mr. Russillo received his undergraduate degree in Biology from Fordham University.

Watson also announced today that Andrew S. Boyer has been promoted to the position of Senior Vice President, Sales and Marketing, U.S. Generics Division.

“Andy has made many important contributions to Watson and provides the leadership and experience necessary to maintain Watson’s position as one of the top-tier generic pharmaceutical companies in the United States,” continued Dr. Chao.

Mr. Boyer joined Watson in 1998 as Associate Director of Marketing in Generics and over the past eight years has taken on roles with increasing responsibility. He was most recently Vice President, Generic Sales and Marketing prior to his promotion to Senior Vice President.  Before joining Watson, Mr. Boyer held management positions with Lederle/American Cyanamid and Barr Laboratories.  Based at Watson’s commercial headquarters in Morristown, New Jersey, Mr. Boyer will report directly to Mr. Russillo and will have all Watson U.S. Generic sales and marketing functions reporting to him.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press releases and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the impact of competitive products and pricing; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2005 and Form 10-Q for the period ended June 30, 2006.

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